Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2021 Omnibus Incentive Plan of Perella Weinberg Partners of our report dated March 10, 2021, with respect to the consolidated financial statements of PWP Holdings LP and Subsidiaries that are included in the prospectus relating to the Registration Statement on Form S-1, as amended (File No. 333-261785) of Perella Weinberg Partners, filed with the SEC under Rule 424(b) under the Securities Act on January 20, 2022, which is incorporated by reference in the Registration Statement.

/s/ Ernst & Young LLP

New York, New York

February 25, 2022